Exhibit 99.1

                                              For Release: October 16, 2003
                                                   Contact: Rosemary Walker
                                                               802/865-1838

       Merchants Bancshares, Inc. Announces 2003 Third Quarter Results
                           and Quarterly Dividend

SOUTH BURLINGTON, VT - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.93 million or diluted earnings per share of 47 cents for the quarter ended September 30, 2003, compared to net income of $3.47 million, or 56 cents per diluted share for the same quarter of the previous year. The earnings for the third quarter of 2002 were impacted by several events which are discussed below. The return on average assets was 1.25% and the return on average equity was 13.91% for the third quarter of 2003, compared to 1.68% and 16.95%, respectively, for the third quarter of 2002. Merchants declared a dividend on October 16, 2003, of 27 cents per share payable November 13, 2003, to shareholders of record as of October 30, 2003.

Average assets for the third quarter of 2003 were $934 million, a $106 million or 13% increase over average assets of $828 million for the third quarter of 2002. In the third quarter of 2003 the net interest margin was 4.31%, compared to 4.81% for the third quarter of 2002; the net interest margin was 4.51% year-to-date compared to 4.86% for the first nine months of 2002. "Managing our margin continues to be a challenge for us," said Merchants President and CEO, Joseph L. Boutin. "We have lost 39 basis points on our net interest rate spread since the third quarter of 2002, but our third quarter net interest income is $79 thousand higher. For the first nine months of 2003 compared to 2002 the net interest margin decreased by 35 basis points, but due to growth in earning assets, our net interest income increased by $215 thousand."

Merchants' quarterly average investment portfolio increased 17% year over year. The quarter-end balance was $323 million, a $53 million increase over year-end investment balances of $270 million. "We have been working closely with our investment manager, and have grown our average investment portfolio by $45 million over the last two quarters. At the same time we have increased our average short-term borrowing by $30 million. We realized some gains on sales of securities over the course of the quarter as we sold several securities with short maturities and reinvested the proceeds in medium term bonds. We have been able to maintain an average duration in the portfolio of 2.5 years, which will help to limit our exposure to rising rates. We expect that the pace of growth in both the loan and investment portfolios will decrease over the rest of the year, and excess deposits will be used to pay off a portion of Merchants' short-term borrowings," commented Boutin.

Quarterly average loans increased 14% year over year; the quarter end balance was $565 million, a $69 million increase over year-end loan balances of $496 million. Much of the growth in the loan portfolio can be attributed to the success of our 10-year residential mortgage product, RealLYNX(R). "We currently have $84 million in the product category at an average rate of 4.86%. The average loan size is less than $80 thousand and all loans are fully amortizing. The rapid amortization of this product provides us with the opportunity to reinvest these funds at prevailing rates as interest rates change," continued Boutin.

Quarterly average deposits increased 9% year over year; quarter end deposit balances were $807 million, a $52 million increase over year-end deposit balances of $755 million. "Sales of our premier checking account product, Free Checking for Life(R), were up by 29% year-to-date resulting in an annualized average deposit increase of 26% in this product. Fee income generation from transaction accounts increased 11% year-to-date," commented Boutin.

Merchants opened its new branch in White River Junction, VT, in September of 2003. "The cost to build the branch was higher than projected, but we were able to complete it in the 90 day time frame we had set for ourselves. This is a free-standing, 2,500 square foot, full- service banking facility and is the model we will use to implement our retail banking expansion strategy. Construction of our permanent location in St. Albans, VT began in the latter part of September; we anticipate occupancy before the end of this year. We are currently looking at three new markets and hope to open two more branches in 2004," said Boutin.

Nonperforming assets at September 30, 2003, were $2.97 million, or 0.30% of total assets. This is a decrease of $791 thousand over the year-end balance of $3.76 million, and a decrease of $1.35 million from the second quarter balance of $4.32 million. "The improvement in nonperforming assets can largely be attributed to a $2.1 million loan sale that closed in July. The sale reduced nonperforming loans by approximately $850 thousand. This, coupled with the fact that there were no significant additions to nonperforming assets during the quarter, generated the overall decrease," commented Boutin.

The allowance for loan losses is reviewed by management at least quarterly and continues to be deemed adequate under current market conditions. At September 30, 2003, the allowance stood at $7.94 million, 1.41% of total loans and 268% of nonperforming loans. Merchants recorded charge-offs of $841 thousand and recoveries of $281 thousand during the first nine months of 2003. From 1999 through 2002, Merchants recorded its recoveries on previously charged off obligations as a negative loan loss provision. During 2003, as a result of declines in the unallocated portion of the allowance, Merchants has discontinued its practice of recording these recoveries as negative loan loss provisions. The amount of the negative provision for the first nine months of 2002 was $704 thousand. There has been no provision for loan losses during 2003.

Total noninterest income decreased $165 thousand from $2.71 million for the third quarter of 2002 to $2.55 million for the third quarter of 2003, and increased by $1.19 million from $6.19 million to $7.38 million for the first nine months of 2003 compared to 2002. Gains on sales of investments totaled $570 thousand for the third quarter of 2003, and $1.41 million year to date; gains on sales of investments were $173 thousand for the third quarter and nine months ended September 30, 2002. Additionally, during the third quarter of last year Merchants recognized a $272 thousand gain on the sale of a branch building and a $449 thousand insurance settlement. Excluding these items total noninterest income increased $159 thousand from the third quarter of 2002 to the third quarter of 2003 and increased by $672 thousand for the first nine months of 2003 compared to 2002. The increase is due primarily to increases in net ATM and debit card revenue and overdraft service charge revenue. Merchants' ATM/debit card revenue, net of expenses, increased $44 thousand for the third quarter of 2003 and $141 thousand for the first nine months of 2003 compared to the same periods in 2002. Overdraft service charge revenue increased $40 thousand and $196 thousand for the quarter and nine months ended September 30, 2003 compared to the same periods in 2002.

Total noninterest expense increased $648 thousand from $7.36 million to $8.00 million for the third quarter of 2003 compared to 2002, and by $1.87 million for the first nine months of the year. The largest dollar increase in this category is total compensation expense which increased $242 thousand for the third quarter of this year compared to last year, and $878 thousand year to date. Three factors have contributed to this increase: health insurance and other employee benefits have increased by 15% during 2003, Merchants has fully staffed its new St. Albans and White River Junction locations, and an average 2003 salary increase for bank employees of just under 10%.

Merchants' marketing expenses increased by $97 thousand for the third quarter of 2003 compared to 2002 and by $244 thousand for the first nine months of the year as Merchants continued to actively market its Free Checking for Life(R) account. The strong deposit growth experienced during 2003 is evidence of the success of our marketing efforts.

Occupancy and Equipment expenses increased by $53 thousand for the third quarter of 2003 compared to 2002, and by $256 thousand for the first nine months of 2003. This increase is due to increased software maintenance costs, and normal increases in building maintenance and rental expenses. Merchants anticipates that there may be additional expense increases related to its network server infrastructure and desktop computer upgrade, which is expected to be completed by the third quarter of 2004. The total estimated cost of the project is $2.09 million; $1.86 million of these costs will be capitalized and depreciated over three to five years. The remaining $230 thousand of the total costs are being directly expensed as incurred. Merchants recorded $27 thousand in direct expenses for this project during the third quarter of 2003, and expects to expense $203 thousand during the remainder of 2003 through 2004. Merchants' equity in losses of real estate limited partnerships increased $83 thousand for the third quarter and $239 thousand for the first nine months of 2003 compared to 2002 as Merchants continued to invest in community-based affordable housing partnerships. Merchants finds these investments attractive because they provide an opportunity for Merchants to invest in affordable housing in the communities in which it does business, as well as providing federal tax credits which can be used as an offset to the income tax provision.

Mr. Boutin, Mr. Mike Tuttle, Chief Operating Officer and Ms. Janet Spitler, Chief Financial Officer, will host a conference call to discuss these earnings results at 9:00 a.m. Eastern Time on Monday, October 20, 2003. Interested parties may participate in the conference call by dialing 800-230-1085; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call in a few minutes prior to the call in order to register. A replay will be available through October 27, 2003. The U.S. replay dial-in number is 800-475-6701 and the replay access code is 701812.

The mission of Merchants Bank is to provide best-in-class community banking services to Vermonters. This commitment is fulfilled through a community, branch-based, system that includes 35 bank offices throughout the state of Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life(R), MoneyLYNX(R) money market accounts, and CommerceLYNX(R) business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. Total assets of Merchants are $974 million. For more information about Merchants Bank visit our website at www.mbvt.com. Merchants stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

                         Merchants Bancshares, Inc.
                            Financial Highlights
                   For the period ended September 30, 2003
               (In thousands except share and per share data)


                                              09/30/03       12/31/02       09/30/02       12/31/01

Balance Sheets - Period End
Total Assets                                 $  974,294     $  854,495     $  840,711     $  800,467
Loans                                           564,778        495,588        489,147        479,685
Allowance for Loan Losses ("ALL")                 7,937          8,497          8,679          8,815
Net Loans                                       556,841        487,091        480,468        470,870
Investment Securities                           322,964        270,215        278,880        212,454
Fed Funds Sold and Securities Purchased
 Under Resale Agreements                             --         31,500         12,000         51,000
Other Real Estate Owned                              --             57             46            225
Other Assets                                     94,489         65,632         69,317         65,918
Deposits                                        807,046        755,274        744,248        711,812
Short-term Borrowings                            67,232          4,000          3,598          1,248
Long-term Debt                                    5,956          2,377          2,211          2,453
Other Liabilities                                 8,567         10,086          5,609          9,391
Stockholders' Equity                             85,493         82,758         85,045         75,563
Balance Sheets - Quarter-to-Date Averages
Total Assets                                 $  934,345     $  844,656     $  827,862     $  795,397
Loans                                           547,414        491,494        480,743        478,265
Allowance for Loan Losses                         7,960          8,678          8,819          9,680
Net Loans                                       539,454        482,816        471,924        468,585
Investment Securities                           326,012        276,056        278,404        206,529
Fed Funds Sold and Securities Purchased
 Under Resale Agreements                          1,008         17,762         17,815         59,399
Other Assets                                     67,871         68,022         59,719         60,884
Deposits                                        800,200        748,585        735,968        707,790
Short-term Borrowings                            30,572          2,682          1,794          2,525
Long-term Debt                                    6,029          2,383          2,388          2,459
Other Liabilities                                13,433          6,432          5,758          7,637
Stockholders' Equity                             84,111         84,574         81,954         74,986
Interest Earning Assets                         874,434        788,098        770,382        744,193
Interest Bearing Liabilities                    732,948        655,914        645,795        619,543
Ratios and Supplemental Information
Book Value Per Share                         $    13.82     $    13.39     $    13.78     $    12.32
Tier I Leverage Ratio                              8.77%          9.17%          9.55%          9.12%
Period End Common Shares Outstanding          6,187,576      6,178,438      6,170,232      6,132,533
Credit Quality - Period End
Nonperforming Loans ("NPLs")                 $    2,965     $    3,699     $    3,886     $    2,610
Nonperforming Assets ("NPAs")                     2,965          3,756          3,932          2,835
NPLs as a % of Total Loans                         0.52%          0.75%          0.79%          0.54%
NPAs as a % of Total Assets                        0.30%          0.44%          0.47%          0.35%
ALL as a % of NPLs                                  268%           230%           223%           338%


---------------------------------------------------------------------------


                                                   For the Three                  For the Nine
                                                       Months                        Months
                                                Ended September 30,           Ended September 30,
                                                2003           2002           2003           2002

Interest Income
Interest and Fees on Loans                   $    8,177     $    8,498     $   24,513     $   25,681
Interest on Investments                           3,198          3,633          9,562         10,724
Total Interest Income                            11,375         12,131         34,075         36,405
Interest Expense
Deposits                                          1,759          2,699          5,862          8,544
Short-term Borrowings                                84              6             97             20
Long-term Debt                                       47             20            119             59
Total Interest Expense                            1,890          2,725          6,078          8,623
Net Interest Income                               9,485          9,406         27,997         27,782
Provision for Loan Losses                            --            (90)            --           (704)
Net Interest Income After Provision for
 Loan Losses                                      9,485          9,496         27,997         28,486
Noninterest Income
Trust Company Income                                337            370          1,051          1,209
Service Charges on Deposits                       1,096          1,021          3,243          2,974
Gain (Loss) on Sale of Investments, Net             570            173          1,413            173
Other Noninterest Income                            545          1,149          1,671          1,831
Total Noninterest Income                          2,548          2,713          7,378          6,187
Noninterest Expense
Salaries and Employee Benefits                    3,923          3,681         11,553         10,675
Occupancy and Equipment Expenses                  1,350          1,297          3,978          3,722
Legal and Professional Fees                         432            337          1,128          1,086
Marketing Expense                                   370            273          1,028            784
Equity in Losses of Real Estate
 Limited Partnerships                               401            318          1,204            965
Expenses Other Real Estate Owned                     30              6             89             81
Other Noninterest Expense                         1,497          1,443          4,409          4,203
Total Noninterest Expense                         8,003          7,355         23,389         21,516
Income Before Income Taxes                        4,030          4,854         11,986         13,157
Income Taxes                                      1,105          1,381          3,287          3,661
Net Income                                   $    2,925     $    3,473     $    8,699     $    9,496
Ratios and Supplemental Information
Weighted Average Common Shares Outstanding    6,185,433      6,172,672      6,183,356      6,159,731
Weighted Average Diluted Shares Outstanding   6,255,452      6,240,722      6,242,938      6,227,781
Basic Earnings Per Common Share              $     0.47     $     0.56     $     1.41     $     1.54
Diluted Earnings Per Common Share                  0.47           0.56           1.39           1.52
Return on Average Assets                           1.25%          1.68%          1.31%          1.56%
Return on Average Stockholders' Equity            13.91%         16.95%         13.82%         16.07%
Net Interest Rate Spread                           4.14%          4.53%          4.31%          4.56%
Net Interest Margin                                4.31%          4.81%          4.51%          4.86%
Efficiency Ratio (1)                              63.48%         59.75%         62.67%         59.06%

<F1>  The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sale of securities, state franchise taxes, and any significant nonrecurring items.
Note: As of September 30, 2003, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $6.5 million.